UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 22, 2003

Date of Report (Date of earliest event reported)

SIEBEL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-20725	94-3187233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

2207 Bridgepointe Parkway
San Mateo, CA   94404
(Address of principal executive offices, including zip code)

(650) 477-5000
(Registrant's telephone number, including area code)

Item 5. Other Events.

Siebel Systems, Inc. is a leading provider of eBusiness software applications that enable organizations to better manage their relationships with customers, partners and employees. We believe in broad employee stock ownership, and stock options have been a significant component of our compensation to our employees. In light of the economic decline in the information technology industry in the last few years, we have significantly realigned our business and restructured our equity and other compensation programs to serve the best interests of our stockholders. These actions included:

  Adjustment of our compensation structure to significantly reduce the number of stock options issued to new and existing employees.

  Completion of a stock option exchange program under which approximately 28 million shares underlying employee stock options were cancelled and participating employees received stock or cash in exchange (the "Exchange Program"). As a result of the Exchange Program, stock options representing approximately 5% of net potential dilution to stockholders were cancelled. Net potential dilution is calculated as the stock options cancelled, less shares of common stock issued in exchange for the stock options, divided by the number of shares of common stock outstanding on December 31, 2001.

In June 2002, Mr. Siebel notified the Board of Directors of his intent to cancel certain of his outstanding stock options in order to further reduce net dilution to stockholders. Specifically, Mr. Siebel requested cancellation of all stock options that had been granted to him during the past four years, including all options granted to him from October 1998 through October 2001 (the date of his last option grant), covering a total of 25,950,000 shares. This request was approved by our compensation and audit committees in 2002, subject to the approval of the accounting staff of the Securities and Exchange Commission (the "Staff") that such cancellation would not have an adverse accounting impact on the Company. The Staff recently confirmed that it would not object to our proposed accounting treatment for the cancellation of Mr. Siebel's stock options. The option cancellation was finalized on January 21, 2003.

The total fair value (using the Black-Scholes option valuation model) of the 25,950,000 option shares cancelled by Mr. Siebel is approximately $56.1 million. Based on the number of shares of our common stock outstanding as of December 31, 2002, Mr. Siebel's beneficial ownership of Siebel Systems was reduced from approximately 13.5% to approximately 10.7% as a result of the option cancellation.

As a result of the cancellation of Mr. Siebel's options, the Exchange Program and the other actions described above and workforce reductions and reduced levels of hiring in 2002, net potential dilution to existing stockholders in 2002, calculated as if all actions had occurred in 2002, was reduced by approximately 19%.

We disclose the pro forma effect on our earnings of stock options, as if we had adopted SFAS 123, in the notes to our annual financial statements. This pro forma effect on earnings represents the amortization of the deferred compensation that is computed using the Black-Scholes option valuation model at the date of the stock option grant. As the result of the cancellation of Mr. Siebel's options, we must accelerate the amortization of the remaining deferred compensation associated with the cancelled options. Accordingly, our pro forma earnings disclosure for 2003 will include a charge of approximately $250 million relating to this acceleration of deferred compensation. This amount will be in addition to the normal recurring pro forma expense related to all of our outstanding stock options.

However, as the result of the cancellation of Mr. Siebel's options, the notes to our annual financial statements for future periods will no longer reflect pro forma amortization of compensation expense related to the cancelled options. Specifically, the pro forma compensation expense for the years ended December 31, 2003, 2004 and 2005 will be reduced by approximately $100 million, $95 million and $55 million, respectively.

We believe that these actions--and our ongoing efforts to reduce the number of outstanding stock options relative to the total number of outstanding shares--will continue to better align the interest of our employees and management with the interests of our stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIEBEL SYSTEMS, INC.

(Registrant)

Dated: January 22, 2003

By:	/s/ Kenneth A. Goldman

Kenneth A. Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer